Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20140669192-80
Filing Date and Time 09/17/2014 9:30 AM
Entity Number E0647342009-4

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of Corporation:

FAL Exploration Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1 The name of the corporation is: Vapir Enterprises, Inc.

Article 3 of the Articles of Incorporation is hereby amended by adding the following:

Upon effectiveness (the “Effective Time”) pursuant to the Nevada Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, every five (5) shares of Common Stock issued and outstanding immediately prior to the Effective Time Shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Split”). Any fractional shares shall be rounded up. This Reverse Split shall not have the effect of changing the number of authorized shares for any class of stock.

3. The vote by which the stockholders holding in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or may be required by the provisions of the articles of Incorporation* have voted in favor of the amendment is: 21,450,858

4. Effective date and time of filing: (optional)	Date:	Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, the amendment must be approved by the vote, In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 8-31-11